Exhibit 10.23

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

AMENDED AND RESTATED

MANUFACTURING SERVICES AGREEMENT

This Amended and Restated Manufacturing Services Agreement (the “Agreement”) is made as of August 26, 2013 (the “Restatement Date”), between Lonza Houston, Inc., a Delaware corporation having its principal place of business at 8066 El Rio St., Houston, TX 77054 (“LHI”), and Celladon Corporation, a Delaware corporation, having an office at 12760 High Bluff Drive, Suite 240, San Diego, CA 92130 (“CLIENT”) (each of LHI and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A.        LHI and CLIENT are parties to that certain Manufacturing Services Agreement dated August 24, 2012 (the “Original MSA”), and now wish to amend and restate the Original MSA in its entirety as set forth herein, effective as of the Restatement Date.

B.        LHI operates a multi-client production facility located at 8066 El Rio St., Houston, TX 77054 (the “Facility”).

C.        CLIENT desires to have LHI conduct work according to one or more individual Statements of Work, as further defined in Section 1.33 below.

D.        CLIENT desires to have LHI perform manufacturing processes to produce one or more products, one of which containing a recombinant viral vector and intended for therapeutic use in humans, and LHI desires to produce such product.

E.        CLIENT desires to have LHI manufacture its proprietary AAV1-SERCA2a drug substance, an adenovirus-associated virus based vector containing the expression cassette for SERCA2a, and LHI desires to manufacture such product.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LHI and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.        DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1        “Acceptance Period”    shall have the meaning set forth in Section 5.2.2.

1.2        “Affiliate”    means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control”

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and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3        “Batch”    means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture

1.4        “Batch Record”    means the production record pertaining to a Batch.

1.5        “cGMP”    means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 CFR Parts 210 and 211, and by the provisions of EC Commission Directive 2003/94/EC together with the Guide to Good Manufacturing Practice published by the EC Commission in 1992 (ISBN 92-826-3180-X), in each case as amended from time to time, and as interpreted by ICH Harmonised Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.6        “Change Order”    has the meaning set forth in Section 2.2.

1.7        “CLIENT Background IP”    means Intellectual Property, media, assays methods, cell lines, or virus constructs either (i) owned, licensed or otherwise Controlled by CLIENT as of the Effective Date or (ii) developed or acquired by CLIENT independently from performance under this Agreement during the term of this Agreement.

1.8        “CLIENT Development Materials”    has the meaning set forth in Section 2.3.

1.9        “CLIENT Materials”    means the CLIENT Development Materials and the CLIENT Production Materials.

1.10        “CLIENT Personnel”    has the meaning set forth in Section 4.6.1.

1.11        “CLIENT Production Materials”    has the meaning set forth in Section 4.1.

1.12        “Commencement Date”    means the date set forth in the Statement of Work for the commencement of the production of the Product.

1.13        “Confidential Information”    has the meaning set forth in Section 9.1.

1.14        “Control” or “Controlled”,    in the context of intellectual property rights of a Party, shall mean that such Party or its Affiliate owns or possesses rights to intellectual property sufficient to grant the applicable license, sublicense or access (as appropriate) under this Agreement, without violating the terms of any agreement with a Third Party.

1.15        “Disapproval Notice”    shall have the meaning set forth in Section 5.2.2.

1.16        “Effective Date”    means August 24, 2012.

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1.17        “EMA”    means the European Medicines Agency, and any successor agency thereof.

1.18        “FDA”    means the U.S. Food and Drug Administration, and any successor agency thereof.

1.19        “Intellectual Property”    means any and all inventions, whether or not patentable, worldwide patents, copyrights, trade secrets, know-how and all other intellectual property rights, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers.

1.20        “LHI Background IP”    means Intellectual Property, media, assays, methods, cell lines, or virus constructs either (i) owned, licensed or otherwise Controlled by LHI as of the Effective Date or (ii) developed or acquired by LHI independently from performance under this Agreement during the term of this Agreement.

1.21        “LHI Operating Documents”    means LHI’s standard operating procedures, standard manufacturing procedures, protocols, validation documentation (excluding process validation documents solely related to CLIENT’s Process or Product), and supporting documentation used by LHI, such as environmental monitoring, for operation and maintenance of the Facility and LHI equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product or developed by LHI in the manufacture of and solely related to the Product. For clarity, CLIENT Materials shall not be included as LHI Operating Documents.

1.22        “LHI Parties”    has the meaning set forth in Section 14.2.

1.23        “LHI Technology Transfer”    means the transfer of documentation, specifications (including raw material specifications), process validation documents specifically related to CLIENT’s Process or Product (but, for clarity, shall not include LHI Operating Documents), and production process by LHI to CLIENT pertaining to each Process performed and/or developed by LHI hereunder.

1.24        “Materials”    means all raw materials and supplies to be used in the production of a Product.

1.25        “Process”    means the manufacturing process for a Product performed by LHI pursuant to the terms of this Agreement.

1.26        “Product”    has the meaning set forth in a Statement of Work.

1.27        “Product Warranties”    means those warranties as specifically stated in Section 5.2.2.

1.28        “Production Term”    shall have the meaning set forth in Section 4.3.

1.29        “Regulatory Approval”    means the approval by the FDA or EMA to market and sell the Product in the United States or the European Union, respectively.

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1.30        “SOP”    means a standard operating procedure.

1.31        “SOW Documentation”    means the compilation of documentation generated by LHI in preparation of and during the performance of a given SOW, including, without limitation, executed batch records, component records, test records and test record forms, certificates of analysis, study protocols, study summary reports, deviation reports, laboratory investigations, environment excursions, formulation records, and other related documents.

1.32        “Specifications”    means the applicable Product specifications set forth in the applicable Statement of Work or as modified from time to time upon mutual agreement of the Parties in connection with the production of a particular Batch of Product hereunder.

1.33        “Statement of Work” or “SOW”    means a written outline of a plan setting forth each Party’s responsibility with respect to the performance of a Process or manufacture of the Product or related activities that is executed by both Parties pursuant to Section 2.1.

1.34        “Third Party”    means any party other than LHI, CLIENT or their respective Affiliates.

2.        STATEMENTS OF WORK - PROCESS AND PRODUCT DEVELOPMENT; PERFORMANCE

2.1        Statement of Work.    Prior to performing any Process or Product development, technology transfer from CLIENT to LHI, Process, or Product manufacture, the Parties will collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or to be subcontracted by LHI to Third Parties. It is contemplated that each separate project shall have its own Statement of Work. Each Statement of Work shall state that it is entered into pursuant to this Agreement and is subject in all respects to the terms and conditions hereof. Once agreed to by the Parties, the Statement of Work shall be executed by each of the Parties. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control.

2.2        Modification of Statement of Work.    Should CLIENT want to change a Statement of Work or to include additional services to be provided by LHI, CLIENT may propose to LHI an amendment to the applicable Statement of Work with the desired changes or additional services (“Change Order”). If LHI reasonably determines that it has the resources and capabilities to accommodate such Change Order, LHI and CLIENT will negotiate in good faith a modified version of the Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, estimated charges or scope of a project). The modified Statement of Work shall be binding on the Parties only if it states that it is entered into pursuant to this Agreement and is subject in all respects to the terms and conditions hereof, and is signed by both Parties. Whereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work. Notwithstanding the foregoing, and following good faith negotiations of the Parties, if a modified version of the Statement of Work is not agreed to by both Parties, the existing Statement of Work shall remain in effect unless terminated by CLIENT in its sole discretion upon thirty (30) days prior written notice, in which case CLIENT shall be responsible for any charges for materials that have already been purchased for such Statement of Work and CLIENT shall pay reasonable costs

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incurred by LHI up to the effective date of termination, including all un-cancellable labor commitments and all work in process including all professional services rendered through the effective date of termination.

2.3        CLIENT Deliverables.    Within the time period specified in the applicable Statement of Work, CLIENT will provide LHI with (a) the materials listed in the Statement of Work for which CLIENT is responsible for delivering to LHI, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, and for the preparation of the SOW Documentation in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “CLIENT Development Materials”). If CLIENT does not provide the CLIENT Development Materials within the time period specified in a Statement of Work, then CLIENT shall be responsible for any costs incurred by LHI arising from such failure.

2.4        Performance by LHI.    Subject to the provision by CLIENT of the CLIENT Development Materials pursuant to Section 2.3, LHI will use commercially reasonable efforts to perform, directly or through a Third Party contractor (provided such Third Party contractor is specified in the Statement of Work or approved by CLIENT in writing, such approval not to be unreasonably withheld), the work described in each applicable Statement of Work, LHI will perform such work in a professional and workmanlike manner in accordance with the terms of this Agreement and all applicable federal, state, and local laws, rules and regulations in the United States or European Union. LHI will use commercially reasonable efforts to promptly notify CLIENT of any material delays that arise during the performance of the Statement of Work.

3.    VALIDATION; TECHNOLOGY TRANSFER

3.1        As set forth in the applicable Statement of Work, LHI will prepare the SOW Documentation for the applicable Process in accordance with the schedule set forth in the applicable Statement of Work, Specifications, the LHI Operating Documents and written information provided by CLIENT. CLIENT will inform LHI of any specific requirements CLIENT may have relating to the SOW Documentation, including, without limitation, any information or procedures CLIENT wishes to have incorporated therein. If LHI intends to include in the SOW Documentation the use of any assay, medium, or other technology that is not commercially available, LHI will inform CLIENT of such intention and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process. The SOW Documentation shall be completed and delivered by LHI at completion of a Batch.

3.2        CLIENT will cooperate with LHI to assist LHI to develop the SOW Documentation and a Process in accordance with the applicable Statement of Work, including, without limitation, by providing LHI with additional information and procedures as may be

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required to create the SOW Documentation, Process, and/or any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, (v) Product specific cleaning and decontamination information.

3.3        LHI will deliver a draft version of each SOW Documentation to CLIENT for its review and approval in accordance with the schedule set forth in the applicable Statement of Work. CLIENT will notify LHI in writing of any objections it has to such draft SOW Documentation, and upon such notification, representatives of LHI and CLIENT will meet promptly to resolve such objections. Upon CLIENT’s written acceptance of the draft SOW Documentation, or in the event that CLIENT does not submit a written notice setting forth CLIENT’s objections to the draft SOW Documentation within twenty (20) days following receipt of such draft by CLIENT, such draft will be deemed approved by CLIENT.

3.4        LHI Technology Transfer.    Subject to the terms set forth herein, upon CLIENT’s reasonable request and at CLIENT’s reasonable cost, LHI will provide technology transfer assistance services to CLIENT in order to establish of Product manufacturing capabilities at CLIENT’s facility or at one or more Third Party contract manufacturers selected by CLIENT solely for the purposes of manufacturing the Product; provided, however, to the extent such technology transfer includes any LHI Materials, LHI Background IP or LHI Confidential Information, the Parties shall negotiate in good faith a reasonable royalty and/or licensing fee to be paid to LHI for the use of or reference to LHI Materials, LHI Background IP or LHI Confidential Information. Such technology transfer assistance shall be limited to LHI Technology Transfer to CLIENT or its Third Party contract manufacturer, which LHI Technology Transfer shall not include training; provided, however, if LHI terminates this Agreement in accordance with Section 13.3.2 or CLIENT terminates this Agreement in accordance with Section 13.2, then as reasonably requested by CLIENT, during the [...***...] month period following any such termination, LHI shall make available employees of it and its Affiliates to CLIENT, at CLIENT’s cost and expense, to provide reasonable technical support and assistance, for a duration of time not to exceed [...***...] months and at mutually agreed locations to facilitate an orderly transition of LHI Technology Transfer and operations. Notwithstanding the foregoing, LHI must, in writing, provide prior notice to CLIENT of its use or its intention to use any LHI Materials, LHI Background IP or LHI Confidential Information in performance of the services of this Agreement. CLIENT must agree, in writing, to LHI’s use of any LHI Materials, LHI Background IP or LHI Confidential Information in performance of the services of this Agreement. Absent such notification by LHI and acceptance by the CLIENT, if LHI includes any LHI Materials, LHI Background IP or LHI Confidential Information in the performance of the services of this Agreement, LHI hereby grants to CLIENT a non-exclusive, irrevocable, fully paid-up, royalty-free, transferable, worldwide license, with the right to sub-license, to use the LHI Materials, LHI Background IP or LHI Confidential Information, solely to the extent necessary for making, using, selling, or offering for sale any Product manufactured hereunder. From time to time as reasonably requested by CLIENT during the term of the Agreement, and in any case upon any material change in or update to any of the Specifications for Product, LHI will provide CLIENT, or its designated contract manufacturer, with copies of the LHI Technology Transfer documentation, to the extent not already provided, including

***Confidential Treatment Requested

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without limitation: (a) all technical reports and materials for process development activities completed at the time of such transfer that are relevant to and would be required to manufacture Product using the processes as performed by LHI at such time (including but not limited to any recovery steps established, process validation, product identity assays, in-process-control assays, applicable computer software, relevant standard operating procedures (provided, however, LHI shall not be obligated to provide any LHI Operating Documents), (b) all regulatory filings relating to the manufacturing process or Product, and (c) all necessary CMC documentation relating to the manufacturing process for Product and required for regulatory filings or compliance.

4.        MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1        CLIENT Deliverables.    Within the time period agreed to in the applicable Statement of Work, CLIENT will provide LHI with the materials listed in such Statement of Work required to be supplied by CLIENT for the manufacture of a Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the applicable Statement of Work (collectively, the “CLIENT Production Materials”).

4.2        Commencement Date.    Each Statement of Work governing the manufacture of Product will include a Commencement Date agreed upon by the Parties. LHI will commence manufacture of Product on or before the Commencement Date.

4.3        Manufacture by LHI.    During the time period specified in any Statement of Work during which Product will be manufactured (the “Production Term”), LHI will use commercially reasonable efforts to manufacture, package, ship, handle quality assurance and quality control for the Product, all as set forth in the applicable Statement of Work, and to deliver to CLIENT the quantities of Product requested by CLIENT in such Statement of Work, all in accordance with the terms set forth in Section 4.4 below. Notwithstanding the foregoing, LHI shall have the right to revise the production schedule with respect to a Statement of Work provided that such schedule does not advance or delay commencement of the production of Batches under a Statement of Work by more than sixty (60) days.

4.4        Packaging and Shipping.    LHI will package and label the Product for shipment in accordance with the SOW Documentation, the Specifications and LHI’s standard practices in effect at the time of performance by LHI. LHI will ship Product FCA Facility using a common carrier designated by CLIENT to LHI in writing not less than ten days prior to the applicable delivery date unless otherwise agreed to in the applicable Statement of Work. CLIENT will provide to LHI its account number with the selected carrier and will pay for all shipping costs in connection with each shipment of Product. Each shipment will be accompanied by the documentation listed in the SOW Documentation or the applicable Statement of Work. Risk and title in the Product will pass upon delivery to the carrier. LHI will use commercially reasonable efforts to deliver each shipment of Product to CLIENT on the requested delivery date for such shipment. LHI will promptly notify CLIENT if LHI reasonably believes that it will be unable to meet the requested delivery date specific in the applicable purchase order for such shipment; the giving of such notice will not otherwise excuse LHI’s performance under this Agreement. CLIENT shall be required to take delivery of a Batch of Product within thirty (30) days after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”), unless

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CLIENT requests in writing, and LHI consents in writing, to store the material on CLIENT’s behalf and at CLIENT’s expense.

4.5        Records. LHI will maintain complete and accurate records for the manufacture of each Batch of Product and the development of any Process, if applicable, as required by applicable laws and regulations. LHI will retain possession of the SOW Documentation, all Batch Records and LHI Operating Documents, and will promptly provide copies thereof upon CLIENT’s request and at CLIENT’s expense; provided however, LHI shall provide electronic copies of such documents, at CLIENT’s request, at no cost to CLIENT. LHI Operating Documents will remain LHI Confidential Information. CLIENT has the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product, to authorize release and final acceptance of Product delivered hereunder or as otherwise authorized by the Agreement.

4.6        CLIENT Access.

4.6.1        CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may participate in the production of the Product only in such capacities as may be approved in writing in advance by LHI; provided, however, upon reasonable advance notice to LHI, CLIENT Personnel shall have the right to be present at the Facility to observe the production of Product for a reasonable amount of time. CLIENT Personnel working at the Facility are required to comply with LHI’s Operating Documents and any other applicable LHI facility and/or safety policies. For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.6.2        CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). CLIENT covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and state laws with respect to all CLIENT Personnel working at the Facility.

4.6.3        CLIENT will pay for the actual cost of repairing or replacing to its previous status (to the extent that LHI determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LHI damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

4.6.4        CLIENT Personnel visiting or having access to the Facility will abide by LHI standard policies, operating procedures and the security procedures established by LHI and brought to the attention of such CLIENT Personnel prior to any visits or access to the Facility. CLIENT will be liable for any breaches of security by CLIENT Personnel. In addition, CLIENT will reimburse LHI for the cost of any lost security cards issued to CLIENT Personnel, at the rate of $50 per security card. All CLIENT Personnel will agree to abide by LHI policies and SOPs established by LHI, and will sign an appropriate confidentiality agreement if one is not already in place with CLIENT governing such obligations.

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4.6.5        CLIENT will indemnify and hold harmless LHI from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LHI Party, or resulting from a breach of this Agreement by an LHI Party.

4.7        Disclaimers.    Each Party acknowledges and agrees that LHI Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement and each applicable Statement of Work. Each Party acknowledges and agrees that LHI Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

4.8        Quality Agreement.    Prior to the Restatement Date, the Parties entered into a separate quality agreement which describes the responsibilities of each Party’s quality unit related to the manufacture of Product (the “Quality Agreement”). In the event of any conflict or inconsistency between the Quality Agreement and this Agreement, this Agreement shall govern at all times.

4.9        Genetic Alterations.    LHI is not responsible for any genetic alterations that occur during production of any product, except for those genetic alterations that result from a grossly negligent or intentionally wrongful act or omission of LHI and not as a result of the predisposition of any material provided by CLIENT. Unless they arise from a grossly negligent or intentionally wrongful act or omission of LHI, genetic alterations shall not be the basis for a breach of warranty claim by CLIENT. If LHI fails to deliver materials in accordance with the terms of this Agreement or a Statement of Work, or if materials produced pursuant to the Statement of Work fail to meet any technical specification required by the Statement of Work, and such failure is due to genetic alterations which do not arise from a grossly negligent or intentionally wrongful act or omission of LHI, at CLIENT’s option, LHI will re-perform the specific project at issue at the earliest practicable time, for an additional fee equal to the original fee for that part of the project.

5.        PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

5.1        Product Warranties.    LHI represents and warrants that all Product manufactured by LHI pursuant to this Agreement, at the time of delivery pursuant to Section 4.4: (a) shall conform to the Specifications; (b) was manufactured in accordance with the SOW Documentation; and (c) where applicable, was manufactured in accordance with cGMP and any other applicable United States or European Union regulatory standards. LHI further represents and warrants that all Product manufactured hereunder is free and clear of any encumbrances, liens or other Third Party claims, including any claims of an approved subcontractor.

5.2        Approval of Completed Product.

5.2.1        When a SOW has been completed, LHI will notify CLIENT and supply CLIENT with the required documentation set forth in the SOW.

5.2.2        Within fifteen (15) calendar days after CLIENT’s receipt of such documentation regarding such Product or within such time as mutually agreed by the Parties in

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writing (the “Acceptance Period”), Client shall determine by review of such documentation whether or not the given Batch conforms to the product warranties set forth in Section 5.1 above (“Product Warranties”). If CLIENT asserts that any quantity of Product does not comply with the Product Warranties set forth in Section 5.1 above (a “Defective Product”), CLIENT will deliver to LHI, in accordance with the notice provisions set forth in Section 16.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties. If a valid Disapproval Notice is received by LHI during the Acceptance Period, then LHI and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to the manufacture of Product and the Disapproval Notice. If a valid Disapproval Notice is agreed upon or if any dispute regarding the conformity of a Batch of Product with the Product Warranties is resolved in favor of CLIENT in accordance with the terms set forth in Section 5.3 below, CLIENT, in its sole discretion, may return any quantity of Defective Product or the entire Batch of Product from which Defective Product is derived. If a valid Disapproval Notice is not received during the Acceptance Period, Product will be deemed accepted and ready for shipment to CLIENT, or storage for CLIENT, as applicable, in each case, subject to the detection of any Latent Defects as described in Section 5.3. If Product is to be shipped to CLIENT, then upon acceptance, the Product shall be delivered to CLIENT and CLIENT shall accept delivery thereof in accordance with Section 4.4. Title and risk of loss to such Product shall pass to CLIENT at the time of delivery to the common carrier pursuant to Section 4.4. If the Product is to be stored by LHI for CLIENT, LHI shall do so in accordance with agreed upon terms of a SOW which covers all relevant details of a Product storage engagement.

5.3        Latent Defects.    If, within [...***...] months after CLIENT’s initial acceptance or deemed acceptance (as described in Section 5.2.2) of a delivery of a Batch of Product, CLIENT determines that any such quantity of Product delivered hereunder is Defective Product, CLIENT will, promptly after such determination, inform LHI in writing about such Defective Product. LHI will reasonably cooperate with any subsequent investigation CLIENT may conduct and will engage in good faith discussions with CLIENT to determine the cause of such defect(s). If the Parties determine that the defect could not have been reasonably determined by CLIENT’s release testing and the defect existed at the time of CLIENT’s initial acceptance or deemed acceptance (as described in Section 5.2.2) (a “Latent Defect”), then CLIENT may revoke its acceptance with respect to such quantity of Product containing a Latent Defect by providing written notice to LHI of such revocation and the terms of Section 5.5 shall apply. If CLIENT does not notify LHI of a Latent Defect within [...***...] months after CLIENT’s initial acceptance or deemed acceptance (as described in Section 5.2.2), CLIENT waives all remedies at law or in equity regarding such claim that the Product is Defective Product. Product containing a Latent Defect shall be deemed Defective Product hereunder. CLIENT acknowledges and agrees that [...***...] with respect to any Latent Defect [...***...].

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5.4        Dispute Resolution. LHI and CLIENT will attempt to resolve any dispute regarding the conformity of a Batch of Product with the Product Warranties. If such dispute cannot be settled within 30 days of the submission by each Party of the related paperwork and records to the other Party, and if the Product is alleged not to conform with the Product Warranties set forth in Section 5.1(a), then CLIENT will submit a sample of the Batch of the disputed Product to an independent testing laboratory of recognized repute or an independent consultant with relevant expertise related to the dispute, in each case selected by CLIENT and approved by LHI (such approval not to be unreasonably withheld) for analysis, under quality assurance approved procedures, of the conformity of such Batch of Product with the Specifications. The costs associated with such analysis by such independent testing laboratory will be paid by the Party against whom the independent testing laboratory decides. The determination by the independent testing laboratory shall be binding on the Parties.

5.5        Remedies for Defective, Damaged, or Destroyed Product.

5.5.1        In the event that: (i) the Parties agree, or an independent testing laboratory or consultant determines, pursuant to Section 5.4, that a Batch of Product or portion thereof constitutes Defective Product (including Product containing a Latent Defect as described in Section 5.3), or (ii) Product and/or Materials are destroyed or damaged by LHI Personnel, due to the failure of (a) LHI personnel to properly execute the SOW Documentation, (b) LHI personnel to comply with cGMP, or (c) the Facility or equipment utilities; then, in each case, at CLIENT’s request, LHI will, as soon as it is commercially practicable to do so and not later than [...***...] months after CLIENT’s written request, produce for CLIENT sufficient quantities of Product to replace such Defective Product or damaged or destroyed Product, as applicable (the “Production Rerun”), in accordance with the provisions of this Agreement. If CLIENT requests a Production Rerun, then: (A) if CLIENT previously paid for such Defective Product or damaged or destroyed Product, the Production Rerun will be performed and the replacement Product will be provided at no additional cost to CLIENT; and (B) if CLIENT did not pay for such Defective Product or damaged or destroyed Product, CLIENT shall be responsible for the price of the conforming Batch of Product provided to CLIENT from the Production Rerun. If CLIENT previously paid for such Defective Product or damaged or destroyed Product, and CLIENT does not request a Production Rerun, then LHI will, at CLIENT’s option, either credit or refund any amounts paid by CLIENT for such Defective Product or damaged or destroyed Product. [...***...].

5.5.2        In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.4, that a Batch of Product or portion thereof constitutes Defective Product, or Product and/or Materials are destroyed or damaged by LHI Personnel, for any reason other than as set forth in Section 5.5.1, then LHI shall have no liability to CLIENT with respect to such Batch, Product or Material and LHI will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense. Notwithstanding anything to the contrary set forth in Section 5.5.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LHI Personnel while LHI Personnel were acting at the direction of CLIENT Personnel, then LHI will have no liability to CLIENT as the result of such destruction or damage.

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5.5.3        Subject to this Section 5.5.3, CLIENT acknowledges and agrees that [...***...] with respect to (i) the failure of Product to conform with any of the Product Warranties and (ii) damaged or destroyed Materials and/or Product, including without limitation, Product containing Latent Defects, [...***...].

6.        STORAGE OF MATERIALS

6.1        Pre-Production.    LHI will store at the expense of CLIENT any CLIENT Materials, equipment or other property delivered pursuant to the applicable Statement of Work to the Facility by CLIENT for the performance of the applicable Process or the manufacture of Product. The storage rates will be set forth in the applicable Statement of Work and may be amended from time to time by LHI with prior written notice to CLIENT. No storage fees will be charged during the period starting 30 days prior to the Commencement Date and ending upon fifteen (15) days after the expiration or termination of the Production Term.

6.2        Post-Production.    LHI will store at the Facility free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property (other than Product manufactured hereunder) that remains at the Facility on the date of expiration or termination of the Production Term (collectively “Remaining CLIENT Property”), for up to 15 calendar days. LHI shall provide CLIENT with a list of the Remaining CLIENT Property within 15 calendar days of the date of expiration or termination of the Production Term. If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such fifteen (15)-day period, LHI may, in its sole discretion, destroy such Remaining CLIENT Property, or continue to store such Remaining CLIENT Property at the Facility or elsewhere. In the event that LHI continues to store such Remaining CLIENT Property, CLIENT will pay to LHI a storage charge at LHI’s then-standard monthly storage rates for the period beginning on the sixteenth (16th) day after the expiration or termination of the Production Term through the date that the storage terminates.

6.3        Product.    Notwithstanding the foregoing, if CLIENT fails to take delivery of a Product within the applicable Delivery Period as required by Section 4.4, CLIENT will pay to LHI a storage charge at three times LHI’s then-standard monthly storage rate, which shall begin accruing on the first day following the expiration of the applicable Delivery Period.

7.        REGULATORY MATTERS

7.1        Permits and Approvals.    During the Production Term, LHI will use commercially reasonable efforts to maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility. LHI will promptly notify CLIENT if LHI receives notice that any such license, permit, or approval is or may be revoked or suspended.

7.2        Inspections/Quality Audit by CLIENT.    Up to two times during each year of the term of this Agreement, and upon not less than 30 days’ prior written notice, CLIENT may inspect and audit the parts of the Facility where any activities conducted hereunder with respect to the Process or the manufacture of the Product are carried out in order to assess LHI’s compliance with cGMP and other applicable practices or regulations, and to discuss any related

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issues with LHI’s management personnel. In addition to such semi-annual audits, CLIENT may audit the Facility on a “for cause” basis as often as is required. CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Sections 4.6.4 and 9.

7.3        Inspections by Regulatory Agencies.    LHI will promptly notify CLIENT if any regulatory agency visits the Facility concerning the manufacture of the Product. LHI will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where any activities conducted hereunder with respect to the manufacture of Product are carried out and to inspect the SOW Documentation and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify CLIENT of the scheduling of any such inspection. LHI will promptly send to CLIENT a copy of any reports, citations, or warning letters received by LHI in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product. CLIENT is permitted to be on site and available for questions regarding the Product during any such inspection. To the extent practicable, LHI shall furnish to CLIENT copies of proposed responses to any regulatory agency with respect to any such inspection to the extent such proposed responses are related to the Product or Process, subject to redaction of LHI’s Confidential Information or other information of LHI that is unrelated to the Product or its manufacture, as promptly as reasonably possible prior to the time it submits such responses. Prior to responding, to the extent practicable, LHI will discuss the proposed response with CLIENT and will implement in good faith any comments provided by CLIENT relating to the Product which LHI deems applicable. After the filing of a response with any regulatory agency, LHI will notify CLIENT of any further written contacts with such regulatory agency relating to the subject matter of the response.

8.        FINANCIAL TERMS

8.1        Payments.    CLIENT will make payments to LHI in the amounts and on the dates set forth in the Statement of Work upon receipt of an invoice from LHI. In the event that CLIENT has not paid an invoice within thirty (30) business days of the applicable due date (as established by Section 8.2), CLIENT’s failure shall be considered a material breach under Section 13.2, subject to the cure provisions set forth therein. Further, in addition to all other remedies available to LHI, in the event that CLIENT has not paid an undisputed invoice within sixty (60) business days of the applicable due date (as established by Section 8.2), LHI may elect to suspend the provision of all or a portion of the services under this Agreement, provided that CLIENT shall remain liable for all fees owed pursuant to the Statement of Work during any such suspension.

8.2        Invoices and Pricing.    LHI will charge for the services in accordance with the price schedule in each individual Statement of Work. LHI will invoice CLIENT according to the schedule set forth in a Statement of Work. LHI will deliver invoices electronically by email, which shall be considered to be an original invoice. Invoices should be e-mailed to [...***...]@celladon.net and/or to such other e-mail address(es) as CLIENT may stipulate from time to time. LHI will not deliver a paper invoice. Payment of invoices is due as provided in the Statement of Work. All pricing excludes taxes and costs relating to shipping and regulatory filings. The price of Product manufactured outside of the United States shall be invoiced to

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CLIENT in either the local currency of the location of the facility in which the Product is manufactured or such other currency mutually agreed by the Parties.

8.3        Taxes.    CLIENT agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from LHI’s production of Product under this Agreement (except for income or personal property taxes payable by LHI). To the extent not paid by CLIENT, CLIENT will indemnify and hold harmless the LHI Parties from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by CLIENT to pay the Taxes. LHI will not collect any sales and use taxes from CLIENT in connection with the production of any Product hereunder if CLIENT provides to LHI the appropriate valid exemption certificates.

8.4        Interest.    Any fee, charge or other payment due to LHI by CLIENT under this Agreement that is not paid within 30 days after it is due will accrue interest on a daily basis at a rate of 1.5% per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

8.5        Method of Payment.    Except as otherwise set forth in Section 8.2, all payments to LHI hereunder by CLIENT will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by LHI. Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

To:	[...***...]
Branch:	[...***...]
[...***...]
[...***...]
Wire ABA Routing:	[...***...]
Check-ACH ABA:	[...***...]
Account:	[...***...]
Remarks:	[...***...]

8.6        Cost Adjustments.    After the first anniversary of the Effective Date, LHI may annually adjust the various costs and rates set forth in the Statements of Work entered into by the Parties in the prior year to reflect changes in the cost of materials and/or labor rate paid by LHI in connection with the manufacture of Product under this Agreement; provided, however, that any increase in labor rates shall not exceed any percentage increase in the US Consumer Price Index for the most recently published percentage change for the 12-month period preceding the applicable contract anniversary date. LHI agrees to provide CLIENT with written notice of any such cost adjustment prior to such cost adjustment taking effect. In addition to the foregoing, the price may be changed by LHI, upon reasonable prior written notice to CLIENT (providing reasonable detail in support thereof), to reflect any material change in an environmental or regulatory standard that substantially impacts LHI’s cost and ability to manufacture Product.

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9.        CONFIDENTIAL INFORMATION

9.1        Definition.    “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. Without limiting the foregoing, (a) all information that was disclosed by the Parties prior to the Effective Date pursuant to the Reciprocal Confidentiality Agreement entered into by the Parties dated November 30, 2010, as amended, will be considered “Confidential Information” hereunder, (b) the terms of this Agreement will be deemed “Confidential Information” of both Parties and will be subject to the terms and conditions set forth in this Article 9, and (c) all Processes provided by CLIENT hereunder, the Specifications and any Confidential Information solely related to Product will be deemed the “Confidential Information” of CLIENT and will be subject to the terms and conditions set forth in this Article 9.

9.2        Exclusions.    Notwithstanding the foregoing Section 9.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” of the disclosing Party to the extent that such information:

(a)        at the time of disclosure is in the public domain;

(b)        becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c)        at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

(d)        is lawfully provided to the receiving Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e)        is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as established by contemporaneous written records.

9.3        Disclosure and Use Restriction.    Except as expressly provided herein, the Parties agree that for the term of the Agreement and the ten-year period following any termination or expiration of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 9.4. Neither Party will use

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Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

9.4        Permitted Disclosures.    Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use at least as restrictive as those set forth herein.

9.5        Government-Required Disclosure.    If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, notwithstanding the obligations of confidentiality or limitations on use in this Agreement, and shall notify the other Party as soon as reasonably possible, so as to provide such other Party an opportunity to apply to a court of record for relief from the order. The Party ordered to make such disclosure shall reasonably cooperate and assist such other Party to the extent necessary to obtain such relief from the order or obtain confidential treatment of the information disclosed.

9.6        Publicity.    Neither Party will refer to, display or use the other’s name, trademarks or trade names, including those confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party. Notwithstanding the foregoing, for general business development purposes, LHI may announce on its website or in press releases the general nature of work performed for CLIENT under any given Statement of Work upon receiving permission from CLIENT, such permission not being unreasonably withheld or delayed.

10.        INTELLECTUAL PROPERTY

10.1        Ownership.

10.1.1        Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Intellectual Property of the other Party. Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the performance under this Agreement shall follow inventorship all as determined under applicable laws.

10.1.2        As between the Parties, CLIENT shall own all right, title, and interest in and to any and all Intellectual Property that LHI and/or its Affiliates develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others in the course of or resulting from the performance of a Statement of Work (collectively, “CLIENT New IP”). Notwithstanding the foregoing, in the event that CLIENT agrees in writing to LHI’s use of any

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LHI Materials, LHI Background IP or LHI Confidential Information in accordance with Section 3.4, CLIENT New IP shall not include any Intellectual Property that is an improvement to or enhancement of, any LHI Materials, LHI Background IP and/or LHI Confidential Information (collectively, “LHI Improvement IP”). For clarity, LHI Improvement IP shall be limited to any Intellectual Property which the use or commercial exploitation by CLIENT of such Intellectual Property could not be practiced, used or commercially exploited without a license to LHI Background IP. CLIENT hereby assigns to LHI the right, title, and interest in and to any and all of such LHI Improvement IP.

10.1.3        On a Statement of Work-by-Statement of Work basis, LHI hereby assigns to CLIENT all of LHI’s right, title and interest in and to all CLIENT New IP arising from the performance of each Statement of Work hereunder, subject to CLIENT’s obligation to make all payments that become due under such Statement of Work. If CLIENT disputes whether a particular payment is due under a Statement of Work or disputes the amount of the payment due, CLIENT may, at its option, pay the disputed payment or amount to LHI without waiving or limiting CLIENT’s right to dispute such payment or amount and/or to seek other remedies available under this Agreement, at law or in equity, provided that CLIENT provides notice of such dispute before or concurrently with payment of such disputed payment or amount. For the avoidance of doubt, upon payment in full of all amounts due under a particular Statement of Work (whether or not CLIENT disputes any amount paid thereunder), as between LHI and CLIENT, CLIENT shall be the exclusive owner of all right, title and interest to all CLIENT New IP that arose under such Statement of Work, and LHI’s assignment to CLIENT of such CLIENT New IP shall be irrevocable and perpetual.

10.1.4        LHI shall promptly disclose to CLIENT in writing all CLIENT New IP. LHI shall execute, and shall require its personnel as well as its Affiliates, or other contractors or agents and their personnel involved in the performance of this Agreement to execute, any documents reasonably required to confirm CLIENT’s ownership of CLIENT New IP, and any documents required to apply for, maintain and enforce any patent or other right in the CLIENT New IP.

10.1.5        As between the Parties, LHI shall own all right, title and interest in LHI Background IP, LHI Confidential Information and/or LHI Operating Documents.

10.2        License Grants.

10.2.1        During the term of this Agreement, CLIENT hereby grants to LHI a fully paid, non-exclusive license under any CLIENT Background IP and CLIENT New IP that is necessary for LHI to perform its obligations under this Agreement for the sole and limited purpose of LHI’s performance of its obligations under this Agreement, including, without limitation, the development of the Process and the manufacture of Product for CLIENT. CLIENT further grants to LHI a fully paid, non-exclusive, non-transferable (except in connection with the assignment of this Agreement pursuant to Section 16.12), perpetual license, including the right to grant sublicenses, solely for contract manufacturing purposes and internal research and development, under CLIENT New IP to use, make, have made, sell, offer to sell and import any products [...***...]. For the removal of doubt, with respect to the license granted to LHI in

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the preceding sentence, LHI shall not have the right to grant sublicenses under the internal research and development portion of such license; provided, however, LHI shall have the right to grant sublicenses under such license for contract manufacturing purposes.

10.2.2        On a Statement of Work-by-Statement of Work basis, LHI hereby grants to CLIENT a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under any and all Intellectual Property owned or Controlled by LHI (including without limitation LHI Background IP) that LHI incorporates into any Process that is performed under each Statement of Work hereunder, to make, have made, use, sell, offer for sale, have sold and import the Product, subject to the terms set forth in Section 3.4 above and CLIENT’s obligation to make all payments that become due under such Statement of Work. If CLIENT disputes whether a particular payment is due under a Statement of Work or disputes the amount of the payment due, CLIENT may, at its option, pay the disputed payment or amount to LHI without waiving or limiting CLIENT’s right to dispute such payment or amount and/or to seek other remedies available under this Agreement, at law or in equity, provided that CLIENT provides notice of such dispute before or concurrently with payment of such disputed payment or amount. For the avoidance of doubt, upon payment in full of all amounts due under a particular Statement of Work (whether or not CLIENT disputes any amount paid thereunder), the license granted to CLIENT under this Section 10.2.2 shall be irrevocable and perpetual.

10.3        Further Assurances. Each Party agrees to take all necessary and proper acts, and will cause its employees, Affiliates, contractors, and consultants to take such necessary and proper acts, to effectuate the assignment and ownership provisions set forth in this Article 10.

10.4        Prosecution of Patents.

10.4.1        LHI will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming LHI Background IP at LHI’s expense.

10.4.2        CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming CLIENT New IP at CLIENT’s expense. LHI will cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming CLIENT New IP, and will have the right to review and provide comments to CLIENT relating to such patent applications and patents.

11.        REPRESENTATIONS AND WARRANTIES

11.1        By CLIENT.    CLIENT hereby represents and warrants to LHI that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights to provide CLIENT Deliverables, the Process, and the Product to LHI for use in the performance of LHI’s obligations under the Statement(s) of Work, and (ii) the performance of the Statement of Work and the production by LHI of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LHI for infringement or another violation of intellectual property rights. Such representation and warranty will not apply to any production equipment supplied by LHI.

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11.2        By LHI. LHI hereby represents and warrants to CLIENT that, to the best of its knowledge, (i) it or its Affiliates have the requisite intellectual property rights in its equipment, Facility and its LHI Background IP to be able to perform its obligations under this Agreement, (ii) that LHI’s or its Affiliates’ use of its equipment, Facility, LHI Background IP and LHI Confidential Information as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against CLIENT for infringement or another violation of intellectual property rights. LHI further warrants and covenants to CLIENT that LHI will not use any employee or consultant that has been debarred by the FDA or EMA, or, to the best of its knowledge is subject of debarment proceedings by the FDA or EMA.

12.        DISCLAIMER; LIMITATION OF LIABILITY

12.1        DISCLAIMER.    EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

12.2        Disclaimer of Consequential Damages.    EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 9 OR WITH RESPECT TO EACH PARTY’S INDEMNIFICATION RIGHTS UNDER ARTICLE 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.3        Limitation of Liability.    BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LHI’S LIABILITY TO CLIENT, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE AGGREGATE AMOUNT OF THE FEES PAID BY CLIENT UNDER THE APPLICABLE STATEMENT OF WORK GIVING RISE TO THE CLAIM DURING THE [...***...] MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM FOR SUCH DAMAGES, AND LHI’S LIABILITY IN CONNECTION WITH A CLAIM THAT DOES NOT ARISE FROM A PARTICULAR STATEMENT OF WORK SHALL NOT EXCEED THE AGGREGATE AMOUNT OF THE FEES PAID BY CLIENT UNDER THIS AGREEMENT DURING THE [...***...]

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MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE CLAIM FOR SUCH DAMAGES; PROVIDED, HOWEVER, THAT SUCH LIMIT SHALL NOT APPLY TO LIABILITY ARISING FROM A BREACH OF ARTICLE 9 OR CLIENT’S CLAIM FOR INDEMNIFICATION FROM LHI PURSUANT TO SECTION 14.1. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LHI AS IS ALLOWABLE UNDER APPLICABLE LAW.

13.        TERM AND TERMINATION

13.1        Term.    The term of this Agreement will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date unless terminated prior to that time or extended by the Parties.

13.2        Termination for Material Breach.    Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within thirty (30) days after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach is not capable of being cured within such thirty-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such thirty-day period, except in the case of a payment default, the cure period shall be extended to 180 days, so long as the breaching Party is making diligent efforts to cure such breach. Such termination shall be effective upon expiration of such cure period.

13.3        Termination by Notice.

13.3.1        Without Cause by CLIENT.    After the first anniversary of the Effective Date, CLIENT may terminate this Agreement by providing written notice of termination no less than six months in advance of the date of termination. For the avoidance of doubt, in the event of termination by CLIENT under this Section 13.3.1, CLIENT shall, at minimum, remain liable for all fees owed pursuant to any outstanding Statement of Work during such six-month period.

13.3.2        Without Cause by LHI.    LHI may terminate this Agreement by providing prior written notice of such termination to CLIENT, provided that, such termination shall not be effective until CLIENT has duly qualified an alternative supplier and a LHI Technology Transfer is completed, further provided that such period of qualification and LHI Technology Transfer shall not exceed twelve (12) months from the date of receipt by CLIENT of LHI’s notice of termination.

13.3.3        Termination of Clinical Trials.    Either Party may terminate this Agreement if such Party receives notice that the production of Product hereunder or the clinical trials for which Product is being produced hereunder have been or will be suspended or terminated by the FDA or EMA due to failure of the Product by providing written notice of termination not less than 2 months in advance of the date of termination. For the avoidance of doubt, in the event of termination by CLIENT under this Section 13.3.3, CLIENT shall remain

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liable for all fees actually incurred for work conducted prior to the effective date of termination (including all un-cancellable labor commitments and all work in process including all professional services rendered through the effective date of termination), for any charges for materials that have already been purchased for the project and for any wind-down costs agreed by the Parties to be performed by LHI. LHI shall use commercially reasonable effort to mitigate any such fees or expenses.

13.4        Termination by Insolvency.    Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

13.5        Effects of Termination.

13.5.1        Accrued Rights.    Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

13.5.2        Disposition of Remaining CLIENT Property and Confidential Information.    Upon termination or expiration of this Agreement, LHI will store any Remaining CLIENT Property as set forth in Section 6.2 and, at CLIENT’s option, return or destroy any CLIENT Confidential Information in the possession or control of LHI. Likewise, CLIENT will, at LHI’s option, return or destroy any LHI Confidential Information in the possession or control of CLIENT. Notwithstanding the foregoing provisions: (i) LHI may retain and preserve, in a secure manner, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LHI’s rights and obligations hereunder and which shall remain subject to the obligations of non-use and confidentiality set forth in this Agreement; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

13.5.3        Survival.    Sections 1, 3.4, 4.7, 6.2, 9, 10, 12, 13.5, 14, 15 and 16 of this Agreement will survive any expiration or termination of this Agreement.

14.        INDEMNIFICATION

14.1        Indemnification of Client.    LHI will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including

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reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by LHI of this Agreement, or (b) the gross negligence or willful misconduct on the part of one or more of the LHI Parties in performing any activity contemplated by this Agreement, except for those Losses for which CLIENT has an obligation to indemnify the LHI Parties pursuant to Section 14.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

14.2        Indemnification of LHI.    CLIENT will indemnify LHI and its Affiliates, and their respective directors, officers, employees and agents (the “LHI Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by CLIENT of this Agreement, (b) the use or sale of Products (including any infringement of Third Party intellectual property rights), except to the extent such Losses arise out of or result from (i) a breach by LHI of the Product Warranties or (ii) the use or practice of LHI Materials, LHI Background IP or LHI Confidential Information, (c) the gross negligence or willful misconduct on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LHI of any process, invention or other intellectual property supplied by CLIENT to LHI under this Agreement, except for those Losses for which LHI has an obligation to indemnify CLIENT pursuant to Section 14.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

14.3        Indemnification Procedure.

14.3.1        An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

14.3.2        An Indemnitee which intends to claim indemnification under Section 14.1 or Section 14.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

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14.4        Insurance.    CLIENT will maintain, at all times during the clinical use (including any follow-up period as specified in the applicable clinical protocol) of Product manufactured by LHI under this Agreement, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least five million dollars ($5,000,000) and an aggregate limit of at least five million dollars ($5,000,000), and will provide a Certificate of Insurance to LHI that the Insurance Policy has been endorsed to designate LHI as an additional insured. Notwithstanding the foregoing, if the Insurance Policy is a claims based policy, CLIENT shall maintain such Insurance Policy for an additional five year period after clinical use (including any follow-up period as specified in the applicable clinical protocol). CLIENT will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A and that is licensed to do business in the State of Maryland. CLIENT will provide LHI with at least 30 days’ written notice prior to termination of such Insurance Policy.

15.        ADDITIONAL COVENANTS

15.1        Non-Solicitation.    During the term of this Agreement and for two (2) years thereafter, each of the Parties agrees not to seek to induce or solicit any employee of the other Party or its Affiliates to discontinue his or her employment with the other Party or its Affiliate in order to become an employee or an independent contractor of the soliciting Party or its Affiliate; provided, however, that neither Party shall be in violation of this Section 15.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

15.2        Commercial Scale Manufacture.    In the event that CLIENT desires to commence commercial scale manufacture of Product, the Parties agree to negotiate in good faith a definitive agreement for the provision of such manufacturing services to CLIENT by LHI (a “Definitive Agreement”). As of the Effective Date, the Parties outlined certain non-binding terms set forth in that certain Non-Binding Term Sheet by and between CLIENT and LHI dated July 6, 2012, and if CLIENT desires to commence commercial scale manufacture of Product, the Parties agree to further discuss and negotiate such non-binding terms in the course of negotiating in good faith a Definitive Agreement.

16.        MISCELLANEOUS

16.1        Independent Contractors.    Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.2        Force Majeure.    Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components , labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure

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Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations. In the event that a Force Majeure Event continues for more than one hundred eighty (180) consecutive days, the Party not affected by such Force Majeure Event shall have the right to terminate this Agreement upon written notice to the other Party.

16.3        Condemnation.    If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and CLIENT will not have any right to the Condemnation proceeds.

16.4        Notices.    Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

If to LHI:

Lonza Houston, Inc.

Attn: Business Head

8066 El Rio St.

Houston, TX 77056

E-mail: [...***...]@lonza.com

With a copy to:

Assistant General Counsel

Lonza America, Inc.

90 Boroline Road

Allendale, NJ 07401

Fax: (201) 378-5630

***Confidential Treatment Requested

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If to Client:

Celladon Corporation

Attn: Rebecque Laba, VP Finance and Administration

12760 High Bluff Drive, Suite 240

San Diego, CA 92130-2019

Fax: (858) 964-0974

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 16.4.

16.5        Entire Agreement; Amendments.    This Agreement, together with the Quality Agreement, all SOWs entered into pursuant to the Original MSA prior to the Restatement Date, and that certain letter agreement between the Parties dated as of the Restatement Date, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof or thereof, including, without limitation, the Original MSA. All SOWs entered into pursuant to the Original MSA prior to the Restatement Date shall be deemed to have been entered into pursuant to this Agreement and shall be subject in all respects to the terms and conditions of this Agreement, and all other events and activities that occurred prior to the Restatement Date under, or pursuant to, or that were subject to, the Original MSA shall be deemed to have occurred under and pursuant to, and to have been subject to, this Agreement. No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement or any SOW shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

16.6        Governing Law.    The construction, validity and performance of the Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

16.7        Counterparts.    This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

16.8        Severability.    If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

16.9        Titles and Subtitles.    All headings, titles and subtitles used in this Agreement or any SOW are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement or any SOW.

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16.10        Recitals.    All “RECITALS” set forth on the first page of this Agreement form an integral part of this Agreement and are incorporated into this Agreement by this reference.

16.11        Pronouns.    Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

16.12        Assignment.    This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to an Affiliate of such Party provided that the assigning Party guarantees the obligations, including all payment obligations, of the assignee; and provided, further, that either Party may assign this Agreement to a successor in interest by way of merger, acquisition, consolidation, or sale of all or substantially all of the business of such Party to which this Agreement relates, provided that in the event that CLIENT merges, is acquired, consolidates or sells all or substantially all of its business to which this Agreement relates, such successor in interest is not an entity whose business primarily derives from providing contract manufacturing services. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.13        Waiver.    The failure of any Party at any time or times to require performance of any provision of this Agreement or any SOW will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement or any SOW, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement or any SOW.

16.14        Dispute Resolution.    Other than disputes under Section 5.4, if the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee). In the event that no agreement is reached by the Presidents (or other designee of its President) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

16.15        No Presumption Against Drafter.    For purposes of this Agreement, each Party hereby waives any rule of construction that requires that ambiguities in this Agreement or any SOW be construed against the drafter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed by the parties hereto.

CELLADON CORPORATION

August 26, 2013	By:	/s/ Krisztina M. Zsebo
Date		Name: Krisztina M. Zsebo, PhD
Title: President & CEO

LONZA HOUSTON, INC.

August 26, 2013	By:	/s/ J. David Enloe, Jr.
Date		Name: J. David Enloe, Jr.
Title: Head, Viral-based Therapeutics

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